               		     SECURITIES AND EXCHANGE COMMISSION
			                         Washington, DC 20549


                           				SCHEDULE 13D
                  Under the Securities Exchange Act of 1934


                    			    (Amendment No. 3 )*

                    			      America Service Group Inc.
			                          (Name of Issuer)
			                          	 Common Stock
			                   (Title of Class of Securities)

                          				  02364L109
	                          			(CUSIP Number)

         	       Charles A. Nalbone, Bear, Stearns & Co. Inc.
	                115 South Jefferson Road, Whippany, NJ 07981
			                           (973) 739-2202
	               	(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                           				January 8, 1998
           	(Date of Event which Requires Filing of this Statement)


    	If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box [ ] .

    	Check the following box if a fee is being paid with this statement
[   ] . (A fee is not required only if the reporting person:  1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and 2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7)

Note: When filing this statement, in paper format, six copies of this statement, including exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

CUSIP NO.  02364L109

                          				13D


       	NAME OF REPORTING PERSON
       	S.S. OR I.R.S. NOTIFICATION NO. OF ABOVE PERSON:
1       BEAR, STEARNS & CO. INC.
       	IRS #13-3299429

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
                                           								(a) [  ]
							                                            (b) [  ]
3       SEC USE ONLY

4       SOURCE OF FUNDS*:
       	WC, PF

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	       ITEMS 2(d)(e):
							                                          	      [  ]
6       CITIZENSHIP OR PLACE OF ORGANIZATION:
       	Delaware

                  		7       SOLE VOTING POWER:

                         			32,863

	                  	8       SHARED VOTING POWER:

                         			20,000

	                  	9       SOLE DISPOSITIVE POWER:

                         			32,863

 	                 	10      SHARED DISPOSITIVE POWER:

                         			20,000

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
	                         		52,863

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       	SHARES*:
							                                         	  [  ]

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
                          		 1.5

14      TYPE OF REPORTING PERSON*:
	       BD

                			See Instructions Before Filling Out!

                   			Schedule 13D Amendment No. 31

     This statement constitutes Amendment No. 3 to the statement on Schedule 13D (the "Schedule 13D") filed with the Securities and Exchange Commission by Bear, Stearns & Co. Inc. ("Bear Stearns") with respect to its ownership of the Common Stock of America Service Group Inc. (the "Issuer").

Item 3:  Source and Amount of Funds or Other Consideration

         Working capital of Bear Stearns and personal funds of discretionary accounts. The aggregate purchase price of the 1,551,985 Common Shares of the Issuer referred to in Item 5(c) hereof was approximately $17,847,828.00.

Item 5:  Interest in Securities of the Issuer (as of 1/8/98)

	(a)	The responses of Bear Stearns to Rows (11) through (13) of the
   		cover page of this Amendment No. 3 to Schedule 13D are incorporated herein by reference. To the best of Bear Stearns' knowledge, none of its executive officers or directors beneficially own any Common Stock of the Issuer.

	(b)	The responses of Bear Stearns to Rows (7) through (10) of the
   		cover page of this Amendment No. 3 to Schedule 13D are incorporated herein by reference.

	(c)	Since the date of its initial filing on Schedule 13D, Bear
   		Stearns has effected transactions in the Common Stock of the Issuer. Information concerning transactions in the Common Stock effected by Bear Stearns is set forth on Appendix I.

	(d)	Not Applicable.

	(e)	Through January 8, 1997, Bear Stearns sold 1,499,122 shares of America
     Service Group Inc. Accordingly, Bear Stearns ceased to be beneficial owner of more than five percent of the Common Stock of the Issuer since the date of its initial filing.

Signature:

     	After reasonable inquiry and to the best of my knowledge and belief,

I certify that the information set forth in this statement is true,

complete and correct.


Dated: January 9, 1997                             BEAR, STEARNS & CO. INC.


                                           					By:    /s/
					                                             	Barry Cohen
					                                             	Senior Managing Director








                                 APPENDIX I
                           BEAR, STEARNS & CO. INC.

                              America Service Group Inc.


                      Trades from 12/10/97 through 1/08/98

                           (Various Firm Accounts)


                    ***** 01/08 *****
    100  AMERICA SERVICE GROUP INC      9 1/4             925.00
    100  AMERICA SERVICE GROUP INC      9 3/8             937.50
    200  AMERICA SERVICE GROUP INC      9 1/2           1,900.00
    200  AMERICA SERVICE GROUP INC      7 3/4           1,550.00
    400  AMERICA SERVICE GROUP INC      7 1/2           3,000.00
    500  AMERICA SERVICE GROUP INC      7 7/8           3,937.50
    500  AMERICA SERVICE GROUP INC      8 1/2           4,250.00
    500  AMERICA SERVICE GROUP INC      8 3/4           4,375.00
    800  AMERICA SERVICE GROUP INC      9 1/2           7,600.00
    900  AMERICA SERVICE GROUP INC      9 3/8           8,437.50
    900  AMERICA SERVICE GROUP INC      8 1/2           7,650.00
  1,000  AMERICA SERVICE GROUP INC      9 1/2           9,500.00
  1,000  AMERICA SERVICE GROUP INC      9 1/2           9,500.00
  1,000  AMERICA SERVICE GROUP INC      9 1/2           9,500.00
  1,000  AMERICA SERVICE GROUP INC      9 1/2           9,500.00
  1,000  AMERICA SERVICE GROUP INC      9 3/8           9,375.00
  1,000  AMERICA SERVICE GROUP INC      7 3/4           7,750.00
  1,000  AMERICA SERVICE GROUP INC      7 5/8           7,625.00
  1,000  AMERICA SERVICE GROUP INC      7 1/2           7,500.00
  1,000  AMERICA SERVICE GROUP INC      8 1/2           8,500.00
  1,000  AMERICA SERVICE GROUP INC      8 1/2           8,500.00
  1,000  AMERICA SERVICE GROUP INC      8 1/2           8,500.00
  1,000  AMERICA SERVICE GROUP INC      8 1/2           8,500.00
  1,000  AMERICA SERVICE GROUP INC      8 3/8           8,375.00
  1,100  AMERICA SERVICE GROUP INC      8 1/2           9,350.00
  2,000  AMERICA SERVICE GROUP INC      7 5/8          15,250.00
  2,000  AMERICA SERVICE GROUP INC      8 3/8          16,750.00
  2,000  AMERICA SERVICE GROUP INC      8 3/8          16,750.00
  2,100  AMERICA SERVICE GROUP INC      8 1/2          17,850.00
  3,000  AMERICA SERVICE GROUP INC      8 1/2          25,500.00
  3,000  AMERICA SERVICE GROUP INC      8 1/2          25,500.00
  3,000  AMERICA SERVICE GROUP INC      8 1/2          25,500.00
  3,000  AMERICA SERVICE GROUP INC      8 3/8          25,125.00
  3,000  AMERICA SERVICE GROUP INC      8 1/2          25,500.00
  4,000  AMERICA SERVICE GROUP INC      8 3/8          33,500.00
  4,000  AMERICA SERVICE GROUP INC      8 3/8          33,500.00
  5,000  AMERICA SERVICE GROUP INC      8 1/2          42,500.00
    966  AMERICA SERVICE GROUP INC      7.9950          7,723.17
 10,000  AMERICA SERVICE GROUP INC      9 3/8          93,750.00
 20,000  AMERICA SERVICE GROUP INC      9             180,000.00
 30,000  AMERICA SERVICE GROUP INC      9.3542        280,626.00
 34,534  AMERICA SERVICE GROUP INC      8.0550        278,171.38
 60,000  AMERICA SERVICE GROUP INC      8.0050        480,300.00
 96,400  AMERICA SERVICE GROUP INC      8.0127        772,424.28
  4,000  AMERICA SERVICE GROUP INC      9.2375         36,950.00
  5,000  AMERICA SERVICE GROUP INC      7 13/16        39,062.51
  6,000  AMERICA SERVICE GROUP INC      7 1/2          45,000.00
    100- AMERICA SERVICE GROUP INC      9 3/8             937.46-
    100- AMERICA SERVICE GROUP INC      9 3/8             937.46-
    100- AMERICA SERVICE GROUP INC      7 7/16            743.72-
    100- AMERICA SERVICE GROUP INC      7 7/8             787.47-
    200- AMERICA SERVICE GROUP INC      9 1/2           1,899.93-
    200- AMERICA SERVICE GROUP INC      9 1/2           1,899.93-
    200- AMERICA SERVICE GROUP INC      7 7/8           1,574.94-
    300- AMERICA SERVICE GROUP INC      7 9/16          2,268.67-
    300- AMERICA SERVICE GROUP INC      7 1/2           2,249.92-
    300- AMERICA SERVICE GROUP INC      7 7/16          2,231.17-
    500- AMERICA SERVICE GROUP INC      8 5/8           4,312.35-
    500- AMERICA SERVICE GROUP INC      8               3,999.86-
    500- AMERICA SERVICE GROUP INC      7 7/8           3,937.36-
    500- AMERICA SERVICE GROUP INC      7 7/8           3,937.36-
    500- AMERICA SERVICE GROUP INC      7 3/4           3,874.87-
    500- AMERICA SERVICE GROUP INC      8 1/2           4,249.85-
    500- AMERICA SERVICE GROUP INC      8 7/8           4,437.35-
    600- AMERICA SERVICE GROUP INC      7 1/2           4,499.85-
    800- AMERICA SERVICE GROUP INC      9 1/2           7,599.74-
    900- AMERICA SERVICE GROUP INC      9 3/8           8,437.21-
  1,000- AMERICA SERVICE GROUP INC      8               7,999.73-
  1,000- AMERICA SERVICE GROUP INC      9 1/2           9,499.68-
  1,000- AMERICA SERVICE GROUP INC      9 1/2           9,499.68-
  1,000- AMERICA SERVICE GROUP INC      8 1/2           8,499.71-
  1,000- AMERICA SERVICE GROUP INC      8 1/2           8,499.71-
  1,000- AMERICA SERVICE GROUP INC      8 1/2           8,499.71-
  1,000- AMERICA SERVICE GROUP INC      8 1/2           8,499.71-
  1,000- AMERICA SERVICE GROUP INC      8 3/4           8,749.70-
  1,000- AMERICA SERVICE GROUP INC      8 5/8           8,624.71-
  1,000- AMERICA SERVICE GROUP INC      8 1/4           8,249.72-
  1,000- AMERICA SERVICE GROUP INC      8 1/4           8,249.72-
  1,000- AMERICA SERVICE GROUP INC      7 3/4           7,749.74-
  1,000- AMERICA SERVICE GROUP INC      7 13/16         7,812.23-
  1,000- AMERICA SERVICE GROUP INC      7 1/2           7,499.75-
  1,000- AMERICA SERVICE GROUP INC      7 1/2           7,499.75-
  1,000- AMERICA SERVICE GROUP INC      7 1/2           7,499.75-
  1,000- AMERICA SERVICE GROUP INC      7 1/2           7,499.75-
  1,000- AMERICA SERVICE GROUP INC      7 3/4           7,749.74-
  1,000- AMERICA SERVICE GROUP INC      7 3/4           7,749.74-
  1,000- AMERICA SERVICE GROUP INC      7 3/4           7,749.74-
  1,000- AMERICA SERVICE GROUP INC      7 5/8           7,624.74-
  1,000- AMERICA SERVICE GROUP INC      7 9/16          7,562.24-
  1,000- AMERICA SERVICE GROUP INC      7 9/16          7,562.24-
  1,000- AMERICA SERVICE GROUP INC      7 1/2           7,499.75-
  1,000- AMERICA SERVICE GROUP INC      7 5/8           7,624.74-
  1,000- AMERICA SERVICE GROUP INC      7 7/16          7,437.25-
  1,000- AMERICA SERVICE GROUP INC      7 7/16          7,437.25-
  1,000- AMERICA SERVICE GROUP INC      8 3/8           8,374.72-
  1,000- AMERICA SERVICE GROUP INC      8 1/2           8,499.71-
  1,500- AMERICA SERVICE GROUP INC      7 1/2          11,249.62-
  1,600- AMERICA SERVICE GROUP INC      8              12,799.57-
  2,000- AMERICA SERVICE GROUP INC      8 1/4          16,499.45-
  2,000- AMERICA SERVICE GROUP INC      8 3/4          17,499.41-
  2,000- AMERICA SERVICE GROUP INC      7 7/8          15,749.47-
  2,000- AMERICA SERVICE GROUP INC      7 3/4          15,499.48-
  2,000- AMERICA SERVICE GROUP INC      7 5/8          15,249.49-
  2,000- AMERICA SERVICE GROUP INC      7 1/2          14,999.50-
  2,000- AMERICA SERVICE GROUP INC      7 1/2          14,999.50-
  2,000- AMERICA SERVICE GROUP INC      7 5/8          15,249.49-
  2,000- AMERICA SERVICE GROUP INC      7 5/8          15,249.49-
  2,000- AMERICA SERVICE GROUP INC      7 3/4          15,499.48-
  2,000- AMERICA SERVICE GROUP INC      8 1/2          16,999.43-
  2,500- AMERICA SERVICE GROUP INC      8 5/8          21,561.78-
  2,500- AMERICA SERVICE GROUP INC      7 3/4          19,374.35-
  2,500- AMERICA SERVICE GROUP INC      7 1/2          18,749.37-
  3,000- AMERICA SERVICE GROUP INC      8 1/2          25,499.15-
  3,000- AMERICA SERVICE GROUP INC      7 3/4          23,249.22-
  3,000- AMERICA SERVICE GROUP INC      7 9/16         22,686.74-
  3,000- AMERICA SERVICE GROUP INC      7 5/8          22,874.23-
  3,000- AMERICA SERVICE GROUP INC      8 1/2          25,499.15-
  3,300- AMERICA SERVICE GROUP INC      8 1/2          28,049.06-
  3,700- AMERICA SERVICE GROUP INC      7 3/4          28,674.04-
  4,000- AMERICA SERVICE GROUP INC      9 7/16         37,748.74-
  4,000- AMERICA SERVICE GROUP INC      8 1/2          33,998.86-
  4,000- AMERICA SERVICE GROUP INC      8 5/8          34,498.85-
  4,000- AMERICA SERVICE GROUP INC      7 3/4          30,998.96-
  4,000- AMERICA SERVICE GROUP INC      7 1/2          29,999.00-
  4,000- AMERICA SERVICE GROUP INC      7 3/4          30,998.96-
  4,700- AMERICA SERVICE GROUP INC      7 1/2          35,248.82-
  5,000- AMERICA SERVICE GROUP INC      8              39,998.66-
  5,000- AMERICA SERVICE GROUP INC      8 1/2          42,498.58-
  5,000- AMERICA SERVICE GROUP INC      7 1/2          37,498.75-
  5,000- AMERICA SERVICE GROUP INC      7 1/2          37,498.75-
  5,000- AMERICA SERVICE GROUP INC      7 1/2          37,498.75-
  5,000- AMERICA SERVICE GROUP INC      8              39,998.66-
  5,000- AMERICA SERVICE GROUP INC      7 5/8          38,123.72-
  5,000- AMERICA SERVICE GROUP INC      7 5/8          38,123.72-
  5,000- AMERICA SERVICE GROUP INC      7 1/2          37,498.75-
  5,000- AMERICA SERVICE GROUP INC      7 1/2          37,498.75-
  5,000- AMERICA SERVICE GROUP INC      7 9/16         37,811.23-
  5,000- AMERICA SERVICE GROUP INC      7 1/2          37,498.75-
  5,000- AMERICA SERVICE GROUP INC      7 15/16        39,686.17-
  5,000- AMERICA SERVICE GROUP INC      8 5/8          43,123.56-
  5,000- AMERICA SERVICE GROUP INC      8 5/8          43,123.56-
  7,000- AMERICA SERVICE GROUP INC      7 3/4          54,248.19-
  9,000- AMERICA SERVICE GROUP INC      7 9/16         68,060.23-
  2,000- AMERICA SERVICE GROUP INC      9 5/8          19,249.35-
  3,000- AMERICA SERVICE GROUP INC      9.1000         27,299.10-
 20,000- AMERICA SERVICE GROUP INC      8.2500        164,994.50-
 20,000- AMERICA SERVICE GROUP INC      9 1/4         184,993.83-
 25,000- AMERICA SERVICE GROUP INC      8 1/2         212,492.91-
 40,000- AMERICA SERVICE GROUP INC      8.7891        351,552.28-
 45,000- AMERICA SERVICE GROUP INC      9.5139        428,111.22-
 45,000- AMERICA SERVICE GROUP INC      8.4767        381,438.87-
 50,000- AMERICA SERVICE GROUP INC      8.4250        421,235.95-
 65,000- AMERICA SERVICE GROUP INC      7.7740        505,293.15-
    500- AMERICA SERVICE GROUP INC      8 5/8           4,312.36-
    750- AMERICA SERVICE GROUP INC      8 1/4           6,187.30-
  1,000- AMERICA SERVICE GROUP INC      7 13/16         7,812.24-
  1,100- AMERICA SERVICE GROUP INC      8 13/16         9,693.43-
  1,100- AMERICA SERVICE GROUP INC      8.5341          9,387.20-
  1,500- AMERICA SERVICE GROUP INC      8 1/2          12,749.58-
  1,500- AMERICA SERVICE GROUP INC      8 11/16        13,030.82-
  3,000- AMERICA SERVICE GROUP INC      7 11/16        23,061.75-
  3,000- AMERICA SERVICE GROUP INC      8.5600         25,679.15-
  3,625- AMERICA SERVICE GROUP INC      7 15/16        28,772.50-
                    ***** 01/07 *****
 70,000  AMERICA SERVICE GROUP INC      12.2536       857,752.00
    200- AMERICA SERVICE GROUP INC      12 5/8          2,524.91-
  1,100- AMERICA SERVICE GROUP INC      12 1/2         13,749.54-
  2,000- AMERICA SERVICE GROUP INC      12 1/2         24,999.16-
  2,000- AMERICA SERVICE GROUP INC      12 1/2         24,999.16-
  2,000- AMERICA SERVICE GROUP INC      12 11/16       25,374.15-
  3,000- AMERICA SERVICE GROUP INC      12 1/2         37,498.75-
  3,900- AMERICA SERVICE GROUP INC      12 5/8         49,235.85-
  5,000- AMERICA SERVICE GROUP INC      12 1/2         62,497.91-
  5,000- AMERICA SERVICE GROUP INC      12 3/8         61,872.93-
  6,000- AMERICA SERVICE GROUP INC      12 11/16       76,122.46-
  6,900- AMERICA SERVICE GROUP INC      12 1/2         86,247.12-
  8,100- AMERICA SERVICE GROUP INC      12 5/8        102,259.09-
 10,000- AMERICA SERVICE GROUP INC      12 9/16       125,620.81-
 13,000- AMERICA SERVICE GROUP INC      12 1/2        162,494.58-
                    ***** 01/06 *****
 23,000  AMERICA SERVICE GROUP INC      13.5435       311,500.51
  1,000- AMERICA SERVICE GROUP INC      14 1/2         14,499.51-
  1,000- AMERICA SERVICE GROUP INC      14 1/2         14,499.51-
  1,000- AMERICA SERVICE GROUP INC      13             12,999.56-
  2,500- AMERICA SERVICE GROUP INC      13 13/16       34,530.09-
  5,000- AMERICA SERVICE GROUP INC      13 11/16       68,435.21-
 10,000- AMERICA SERVICE GROUP INC      13.6094       136,089.46-
                    ***** 01/05 *****
  4,420  AMERICA SERVICE GROUP INC      14 3/4         65,195.00
 30,000  AMERICA SERVICE GROUP INC      14 1/4        427,500.00
  2,500- AMERICA SERVICE GROUP INC      14 5/8         36,561.28-
 10,000- AMERICA SERVICE GROUP INC      14 9/16       145,620.14-
 25,000- AMERICA SERVICE GROUP INC      14.5500       363,737.87-
                    ***** 12/30 *****
    350  AMERICA SERVICE GROUP INC      15 5/16         5,359.38
 69,500  AMERICA SERVICE GROUP INC      15.0135     1,043,438.25
    100- AMERICA SERVICE GROUP INC      14 5/8          1,462.45-
  2,300- AMERICA SERVICE GROUP INC      15 5/16        35,217.57-
  4,000- AMERICA SERVICE GROUP INC      15 1/2         61,997.93-
  5,000- AMERICA SERVICE GROUP INC      15 1/4         76,247.45-
  5,700- AMERICA SERVICE GROUP INC      15 1/4         86,922.10-
  7,000- AMERICA SERVICE GROUP INC      15 1/2        108,496.38-
  9,300- AMERICA SERVICE GROUP INC      15 1/4        141,820.27-
 10,000- AMERICA SERVICE GROUP INC      15 5/16       153,119.89-
 10,000- AMERICA SERVICE GROUP INC      15 3/8        153,744.87-
 16,500- AMERICA SERVICE GROUP INC      15.3156       252,698.97-
                    ***** 12/29 *****
  5,000  AMERICA SERVICE GROUP INC      14 15/16       74,687.50
  3,000- AMERICA SERVICE GROUP INC      14 1/2         43,498.55-
  3,000- AMERICA SERVICE GROUP INC      15             44,998.50-
  5,000- AMERICA SERVICE GROUP INC      15             74,997.50-
  7,000- AMERICA SERVICE GROUP INC      14 1/2        101,496.61-
                    ***** 12/23 *****
 26,900  AMERICA SERVICE GROUP INC      14.3606       386,300.14
 26,900- AMERICA SERVICE GROUP INC      14.7000       395,416.81-
                    ***** 12/22 *****
  7,720  AMERICA SERVICE GROUP INC      16 3/8        126,415.00
    200  AMERICA SERVICE GROUP INC      16 5/8          3,325.00
 10,000  AMERICA SERVICE GROUP INC      16 5/8        166,250.00
    200- AMERICA SERVICE GROUP INC      16 5/8          3,324.88-
 10,000- AMERICA SERVICE GROUP INC      15.6806       156,800.77-
                    ***** 12/19 *****
  1,320  AMERICA SERVICE GROUP INC      16 5/8         21,945.00
  8,290  AMERICA SERVICE GROUP INC      16 3/8        135,748.75
 50,000  AMERICA SERVICE GROUP INC      16.5375       826,875.00
  5,000- AMERICA SERVICE GROUP INC      16 5/8         83,122.22-
  5,000- AMERICA SERVICE GROUP INC      16 1/2         82,497.25-
  5,000- AMERICA SERVICE GROUP INC      16 3/4         83,747.20-
 40,000- AMERICA SERVICE GROUP INC      16.7658       670,609.65-
                    ***** 12/18 *****
 33,000  AMERICA SERVICE GROUP INC      16.6780       550,374.00
  5,000- AMERICA SERVICE GROUP INC      16 3/4         83,747.20-
  5,000- AMERICA SERVICE GROUP INC      16 7/8         84,372.18-
  5,000- AMERICA SERVICE GROUP INC      16 7/8         84,372.18-
 15,000- AMERICA SERVICE GROUP INC      16.8900       253,341.55-
  3,000- AMERICA SERVICE GROUP INC      16.8150        50,443.32-
                    ***** 12/17 *****
     10  AMERICA SERVICE GROUP INC      17                170.00
  1,000  AMERICA SERVICE GROUP INC      17 3/8         17,375.00
 20,000  AMERICA SERVICE GROUP INC      17.1250       342,500.00
    500- AMERICA SERVICE GROUP INC      17 3/8          8,687.21-
  1,000- AMERICA SERVICE GROUP INC      17 3/8         17,374.42-
  1,000- AMERICA SERVICE GROUP INC      17             16,999.43-
  1,000- AMERICA SERVICE GROUP INC      17 3/8         17,374.42-
  4,000- AMERICA SERVICE GROUP INC      17 1/16        68,247.72-
  4,000- AMERICA SERVICE GROUP INC      17 1/8         68,497.71-
 10,000- AMERICA SERVICE GROUP INC      17.3220       173,214.22-
                    ***** 12/16 *****
 35,000  AMERICA SERVICE GROUP INC      16.5000       577,500.00
  1,000- AMERICA SERVICE GROUP INC      16 5/8         16,624.44-
  1,000- AMERICA SERVICE GROUP INC      16 5/8         16,624.44-
  1,000- AMERICA SERVICE GROUP INC      16 5/8         16,624.44-
  1,000- AMERICA SERVICE GROUP INC      16 5/8         16,624.44-
  2,000- AMERICA SERVICE GROUP INC      16 5/8         33,248.89-
  4,000- AMERICA SERVICE GROUP INC      16 5/8         66,497.78-
  5,000- AMERICA SERVICE GROUP INC      16.8300        84,147.19-
 20,000- AMERICA SERVICE GROUP INC      16.6760       333,508.88-
                    ***** 12/12 *****
    500- AMERICA SERVICE GROUP INC      16 5/8          8,312.22-
    700- AMERICA SERVICE GROUP INC      16 3/8         11,462.11-
 10,000- AMERICA SERVICE GROUP INC      16.4800       164,794.50-
                    ***** 12/11 *****
 75,000  AMERICA SERVICE GROUP INC      16.4125     1,230,937.50
  5,000- AMERICA SERVICE GROUP INC      16 1/2         82,497.25-
 50,000- AMERICA SERVICE GROUP INC      16.4794       823,942.53-



			(Various Discretionary Accounts)

                    ***** 01/08 *****
  2,919- AMERICA SERVICE GROUP INC      8.0550         23,511.76-
    500- AMERICA SERVICE GROUP INC      8.0550          4,027.36-
  8,452- AMERICA SERVICE GROUP INC      8.0550         68,078.59-
    500- AMERICA SERVICE GROUP INC      8.0550          4,027.36-
    500- AMERICA SERVICE GROUP INC      8.0550          4,027.36-
    500- AMERICA SERVICE GROUP INC      8.0550          4,027.36-
  4,806- AMERICA SERVICE GROUP INC      8.0550         38,711.03-
    830- AMERICA SERVICE GROUP INC      8.0550          6,685.42-
 10,245- AMERICA SERVICE GROUP INC      8.0550         82,520.72-
 10,245- AMERICA SERVICE GROUP INC      8.0550         82,520.72-